Exhibit 10.1

September 13, 2024

Jeffrey L. Wade
[Address]

Dear Jeff:

The purpose of this letter is to confirm our agreement concerning your resignation as President and Chief Operating Officer of Lexicon Pharmaceuticals, Inc. (the “Company”).

As of September 30, 2024 (the “Separation Date”), you hereby resign as President and Chief Operating Officer of the Company. In connection with such resignation, you also hereby resign from any positions you currently hold as an officer or member of the boards of directors of any affiliates of the Company. We agree that this letter constitutes, and is deemed to satisfy all obligations with respect to, notice of termination as set forth in Section 7 of the Employment Agreement between you and the Company, dated January 1, 1999, as subsequently amended (the “Employment Agreement”), and no additional notice of termination will be required under the Employment Agreement. Your resignation pursuant to this letter will be treated for all purposes as a voluntary termination of your employment by you and the parties agree that, in consideration for the Severance Benefits provided herein, no payments will be due pursuant to Section 6(b) of the Employment Agreement as a result of such resignation.

Notwithstanding the voluntary character of your separation, and subject to the requirements of the following paragraph, the Company hereby agrees to pay (so long as you satisfy the requirements set forth in the following paragraph) to you the following (collectively, the “Severance Benefits”):

•Salary continuation payments (pursuant to the Company’s normal payroll procedures) in an amount equal to your current base annual salary of $585,000, less applicable tax withholding, for a period of twelve (12) months following the Separation Date (the “Severance Payment”); provided, however, (i) the first installment of the Severance Payment shall be paid on the Company’s first regular pay date for executive employees that comes after the Release (as defined below) has been timely signed and returned to the Company by you and any applicable revocation period set forth in the Release has expired without you having exercised your revocation right, and such installment payment shall include (without interest) the number of installment payments of the Severance Payment that you would have received had such installments been paid on the Company’s regular pay dates for executive employees between the Separation Date and the date of such first installment payment, and (ii) the remainder of the installments of the Severance Payment shall be paid on the Company’s regular pay dates for executive employees that come after such first installment pay date and that are attributable to the remainder of the pay periods during the twelve (12) months following the Separation Date;

•An additional lump sum payment equal to 50% of your current target cash bonus ($175,500), less applicable tax withholding, payable within 30 days following the Separation Date;

•Monthly payments equal to $3,700, less applicable taxes and other withholdings, on the regular monthly pay dates of the Company for executive employees for the twelve (12) months that follow the Separation Date, which payments shall be paid on the same installment schedule as set forth above for the Severance Payment, and which payments are intended to provide for the cost of continued benefit coverage under COBRA in accordance with your benefit coverage elections in effect immediately prior to the Separation Date (provided, however, you acknowledge and agree that it shall be your sole responsibility to elect COBRA coverage and pay the applicable COBRA premiums); and

•Certain executive outplacement services to be agreed by the parties and reasonably acceptable to you.

Your eligibility to receive the Severance Benefits (and any portion thereof) is subject to your: (i) execution on or after the Separation Date (but before the Release Expiration Date), and return to the Company on or before the Release Expiration Date, of a release of all claims in a form acceptable to the Company (the “Release”), which Release shall release the Company and each of its affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, predecessors, successors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of your employment, engagement, or affiliation with the Company or any of its affiliates or the termination of such employment, engagement or affiliation, but excluding all claims to Severance Benefits as described herein; (ii) non-revocation of the Release within any time set forth within the Release for you to do so; and (iii) continued compliance with all post-employment obligations that you have to the Company or any of its affiliates, including as set forth in Section 10 and, as modified hereby, Section 13 of the Employment Agreement. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to you (which shall occur no later than three (3) days after the Separation Date).

This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or to be excluded from Section 409A, as applicable, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this letter, payments provided pursuant to this letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments provided for within this letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral, shall be excluded from Section 409A to the maximum extent possible. Each installment payment payable pursuant to this agreement shall be treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided pursuant to this letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

The parties agree that, notwithstanding any provisions of Section 10(e) of the Employment Agreement to the contrary, you may retain any Confidential Information (as defined
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in the Employment Agreement) in your possession, custody or control to the extent and for long as such retention may be necessary or required for you to fulfill your obligations under the consulting agreement entered into between you and the Company dated September 13, 2024 (the “Consulting Agreement”).

The parties further agree that Section 11 of the Employment Agreement is hereby terminated and that Section 13 of the Employment Agreement is hereby amended to provide that Employee’s obligations under Section 13 shall terminate upon the expiration or earlier termination of the Consulting Agreement.

It is agreed that, except as expressly provided herein, this letter shall not affect the rights and obligations of the parties under the Employment Agreement (including, without limitation, Sections 6(a), 10, 12 and , as modified hereby, 13 thereof) or any other agreements between the parties.

[Signature page follows.]

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If the foregoing correctly sets forth our mutual understanding, please so indicate by signing this letter in the space provided below and return it to the Company at the below address, whereupon this letter agreement shall constitute a binding contract between you and the Company.

Accepted and agreed to on the date set forth below:

LEXICON PHARMACEUTICALS, INC.

By: _________________________________
Michael S. Exton, Ph.D.
Chief Executive Officer

Accepted and agreed to on the date set forth below:

By: _______________________________
    Jeffrey L. Wade

Date: September 13, 2024
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